Exhibit 4.2







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                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                                    CEZ, a.s.

                                    AS SELLER

                                       AND

                                  OSINEK, a.s.

                                  AS PURCHASER


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                               DATED JUNE 28, 2002



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This  Share  Purchase  Agreement  (this  "Agreement")  is made on June 28,  2002 pursuant to the provisions of Sections 409 et seq. of Act No. 513/1991 Coll., the Commercial Code, as amended (the "Commercial Code") and the provisions of Sections 13 et seq. of Act No. 591/1992 Coll., the Securities Act, as amended (the "Securities Act"), between

CEZ, a.s.

having its registered office at Duhova 2/1444, 140 53 Prague 4
Identification No.: 45274649
registered in the Commercial Register administered by the Prague Municipal Court, Section 8, File 1581

acting through:   Ing. Jaroslav Mil, M.B.A.
                           Chairman of the Board of Directors
                           and
                           JUDr. Ivan Cestr
                           Director

(the "Seller")

and

OSINEK, a.s.
having its registered office at Ruska 56, c.p. 397, 706 02 Ostrava - Vitkovice Identification No.: 00012173 registered in the Commercial Register administered by the Ostrava Regional Court, Section B, File 2392

acting through:   Ing. Josef Jarabica
                           Chairman of the Board of Directors
                           and
                           Ing. Jiri Stanek
                           Vice-Chairman of the Board of Directors

the ("Purchaser")


                               W I T N E S S E T H

     WHEREAS, the Seller owns 91,064,240 book-entry registered common shares in CEPS, a.s., with its registered office at Elektrarenska 774/2, 101 52 Prague 10, Identification No.: 25702556 (the "Company"), having a nominal value of CZK 100 per share, SIN: 770000002673 (the "Sale Shares"), representing 51% of the Company's registered capital.

     WHEREAS, the Czech Republic, in connection with its decision to privatize the shares in the regional distribution companies by direct sale to the Seller as the predetermined transferee, as made in Resolution No. 477 dated May 6, 2002 and Resolution No. 628 dated June 12, 2002 (collectively, the "Resolution"), acknowledged in the Resolution the sale of the Sale Shares to the Purchaser on the terms and subject to the conditions specified in this Agreement;

     NOW, THEREFORE, the Purchaser and the Seller have agreed as follows.


                                    ARTICLE I
                              SUBJECT OF AGREEMENT

On the terms and subject to the conditions specified herein, the Seller agrees to transfer the Sale Shares and title thereto to the Purchaser for consideration and the Purchaser agrees to pay the Purchase Price for the Sale Shares to the Seller in the manner described in Article III hereof.

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                                  ARTICLE II
                                 PURCHASE PRICE

2.1 Purchase Price. The purchase price for all of the Sale Shares (the "Purchase Price") has been determined on the basis of the Initial Expert Opinion of the Expert appointed in accordance with the provisions of Section 196a (3) and
Section 59 (3) of the Commercial Code under Resolution Ref. No. Nc 4139/2002-7 dated April 8, 2002 of the Prague Municipal Court, which became final on April 9, 2002, and is in accordance with the purchase price set by the Resolution. The Purchase Price amounts to CZK 11,620,692,000 (to wit: eleven billion six hundred twenty million six hundred and ninety-two thousand Czech crowns), i.e., approximately CZK 127.6098 per Sale Share. The Purchase Price may be adjusted in the manner described in Section 3.4 hereof.


                                   ARTICLE III
                  SETTLEMENT OF THE TRANSFER OF THE SALE SHARES
                           AND PURCHASE PRICE PAYMENT

3.1  Settlement of the Transfer of the Sale Shares.

     (a) The settlement of the transfer of the Sale Shares from the Seller to the Purchaser shall be arranged, in accordance with the Settlement Orders, by the universal settlement center UNIVYC, a.s., having its registered office at Rybna 14, Prague 1, Identification No.: 25081489 ("UNIVYC") on the CEPS Share Settlement Date. UNIVYC shall settle the transfer of the Sale Shares in accordance with its rules governing the settlement of off-exchange securities transactions, unless the Settlement Orders expressly provide otherwise.

     (b) The Seller agrees to enter the Seller Settlement Order in the settlement system of UNIVYC, through the Seller's Securities Dealer, no later than 12:00 noon on the Business Day immediately preceding the CEPS Share Settlement Date.

     (c) The Purchaser agrees to enter the Purchaser Settlement Order in the settlement system of UNIVYC, through the Purchaser's Securities Dealer, no later than 12:00 noon on the Business Day immediately preceding the CEPS Share Settlement Date.

     (d) Each Securities Dealer shall act on its respective Party's behalf vis-a-vis UNIVYC and shall, without limitation, enter the appropriate Settlement Order in the settlement system maintained by UNIVYC. The obligations of the Parties hereunder and their liability for any breach thereof shall not be affected in any respect by any act or omission of the Securities Dealers.

3.2 Alternative Settlement Method. Should it be impossible to use the settlement system of UNIVYC to effect the transfer of the Sale Shares from the Seller to the Purchaser, the Parties shall take action and cooperate in good faith to effect the transfer of the Sale Shares from the Seller to the Purchaser by alternative means.

3.3 Purchase Price Payment. The Parties agree that the Purchaser shall pay the Purchase Price in full by accepting unconditionally the Draft without limitation as to the sum payable under the Draft. The Purchaser shall pay the Purchase Price by accepting unconditionally the draft without limitation as to the sum payable no later than two (2) Business Day immediately preceding the CEPS Share Settlement Date; the Purchaser and the Seller shall jointly deposit the Draft with the Depositary within the same time limit. The Depositary shall confirm the receipt of the Draft in writing to the Purchaser and the Seller and, no later than 10:00 a.m. on the following Business Day, to the FNM CR. The Depositary shall release the Draft to the FNM CR on the day following written notice from the Purchaser or the Seller or evidence from the FNM CR to the effect that the Sale Shares have been credited to the securities account of the Purchaser maintained at the Securities Center. If the Depositary shall not have received such notice from the Purchaser or the Seller or such evidence from the FNM CR within 30 days of the receipt of the Draft, the Depositary shall return the Draft to the Purchaser and the Purchaser shall destroy the Draft in the presence of the Seller. The Depositary shall inform the Purchaser and the Seller or, respectively, the Seller and the FNM CR without delay of the delivery of the draft to the FNM CR or the return of the Draft to the Purchaser.

3.4 New Expert Opinion; Purchase Price Adjustment. The Purchase Price shall be determined on the basis of the Initial Expert Opinion. After the Closing Date, the auditor of CEPS shall, in accordance with the

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Resolution,  carry out an audit of the results of  operations of the Company for the period from the execution hereof to the Closing Date, and the New Expert shall prepare the New Expert Opinion on the basis of such audit. If the New Expert is appointed by both courts of competent jurisdiction pursuant to the nominations under Section 6.5 and the value of the Sale Shares according to the New Expert opinion is not equal to the Purchase Price determined pursuant to the first sentence of this paragraph, the Parties hereby agree that the Purchase Price in accordance with the New Expert Opinion shall automatically be reduced or increased so as to be identical with the value of the Sale Shares determined by the New Expert Opinion. Even if the New Expert shall not be appointed pursuant to such nominations under Section 6.5 by both courts of competent jurisdiction, the New Expert shall still prepare the New Expert Opinion and deliver the same to the Expert. The Expert shall compare the values of the Sale Shares determined by the New Expert Opinion and the Initial Expert Opinion and, if required, prepare the Expert's New Expert Opinion or confirm that he insists on the Initial Expert Opinion. In such event, the Purchase Price shall be either equal to the Purchase Price determined according to the first sentence of this paragraph or, if the value of the Sale Shares pursuant to the Expert's New Expert Opinion is not identical with the Purchase Price determined according to the first sentence of this paragraph, the Parties hereby agree that the Purchase Price in accordance with the Expert's New Expert Opinion shall automatically be reduced or increased so as to be equal the value of the Sale Shares determined by the Expert's New Expert Opinion. The New Expert Opinion shall be prepared by the New Expert and delivered to the Seller, the Purchaser, the FNM CR and the Ministry of Labor and Social Affairs within 60 days following the Closing Date. In the event of the preparation of the New Expert Opinion by the Expert, the Expert's New Expert Opinion shall be delivered in the manner described in the preceding sentence.

3.5 Draft Settlement Date. On the Draft Settlement Date, the Parties shall, at the FNM CR's registered office and in the presence of the FNM CR, settle the drafts so that:

     - the Purchaser shall draw a New Draft, the Purchaser shall unconditionally accept the New Draft and the Purchaser shall deliver the New Draft to the FNM CR against the return of the Draft, the latter to be destroyed in the presence of the Purchaser; and, simultaneously,

     - the Purchaser shall draw new drafts pursuant to Section 2.2 (d) through (g) and Section 3.6 (f) of the REAS Share Purchase Agreement and deliver such drafts to the FNM CR against the return of the drafts originally drawn by the Seller pursuant to Section 2.2 (d) through (g) of the REAS Share Purchase Agreement and previously delivered by the Seller to the Purchaser, the latter to be now destroyed.

3.6 The Parties and the FNM CR shall provide to one another any and all assistance required for such settlement of drafts as described in Section 3.5 hereof (the "Draft Settlement") and refrain from any action that might make such settlement impossible. If any Party is in default with the Draft Settlement, the defaulting Party shall pay to the other Party a contractual penalty of CZK 10,000,000 (to wit: ten million Czech crowns) for each day of default.


                                   ARTICLE IV
                          REPRESENTATIONS OF THE SELLER

The Seller hereby represents that all of the facts set forth in Sections 4.1 through 4.10 hereof other than those set forth in Section 4.4 (b) hereof, are true and correct as of the date hereof and warrants that the facts set forth in Sections 4.1 through 4.10 hereof shall be true and correct as of the transfer date of the Sale Shares to the Purchaser.

4.1 Organization of the Seller. The Seller is a joint-stock company duly organized and existing under the laws of the Czech Republic.

4.2 Organization of the Company. The Company is a joint stock company duly organized and validly existing under the laws of the Czech Republic. There is no fact, due to which any court of competent jurisdiction might declare the Company to be invalid under the provision of Section 68a of the Commercial Code or decide on the Company's winding-up and liquidation under the provision of
Section 68 (6) of the  Commercial  Code.

4.3 Authorization of Agreement. The Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized and executed and delivered by the Seller and constitutes the legal, valid and binding

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obligations  of the Seller in  accordance  with  applicable  law.  The  Seller's obligations hereunder are enforceable against the Seller in accordance with the terms of this Agreement.

4.4      No Violation.

(a) Neither the execution and delivery of this Agreement nor the performance of the obligations hereunder will violate any organizational or similar document of the Seller or the Company, or any contractual or other obligation of the Seller, or any judgment or administrative order by which the Seller or the Company is bound or which is applicable to the Seller's or Company's assets or any part thereof or to which the Seller's or Company's assets are subject, or any law or regulation applicable to the Seller or the Company.

(b) Neither the execution and delivery of this Agreement nor the performance of the obligations hereunder will violate any contractual or similar obligation of the Company, including, without limitation, any obligation of the Company under the Financing Agreement, or give rise to the right of a third party to demand that the Company or the Purchaser accelerate all or a part of any obligation of the Company, including, without limitation, any obligation of the Company under the Financing Agreement, to claim damages or contractual penalty, to increase any interest rate or to demand any other payment from the Company or the Purchaser, or give rise to any Third Party Right with respect to the property of the Company or the Purchaser. This shall not apply to the contractual relationships between the Company and the Seller.

(c) Selected Finance Documents. In relation to the Selected Finance Documents, the Seller shall, within nine (9) months of the execution of the REAS Share Purchase Agreement, (i) obtain documents from the relevant banks, pursuant to which the banks shall waive or otherwise forfeit the rights they would have by virtue of a breach by the Seller of the Selected Affirmative Covenant or (ii) release itself, whether by prepayment of the obligations resulting from or related to the Selected Finance Documents or otherwise, from the obligations arising out of the Selected Finance Documents or the Selected Affirmative Covenant. The Seller shall inform the Purchaser in writing of compliance or non-compliance with this obligation within the same time limit.

4.5 Consents of Third Parties. Except for the Concentration Approval of the Antitrust Office pursuant to Sections 12 et seq. of the Competition Act, no consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement, or the performance by the Seller of any of its obligations hereunder.

4.6 Issuance of Shares. The Sale Shares have been duly and validly issued by the Company in accordance with applicable law and the Company's Articles of Association and no separately transferable right within the meaning of Section 156a of the Commercial Code has been separated from the Sale Shares. The issue price of all of the Sale Shares has been paid by the Seller in due and timely manner and all legal actions whereby the Sale Shares were subscribed for by the Seller and the relevant cash and in-kind contributions of the Seller to the Company's capital were paid up are valid, effective and enforceable. The Sale Shares of each Company represent such percentage of the Company's registered capital, rounded to two decimal places, as set forth in the Preamble hereto. The voting rights attached to the Sale Shares have been determined on the basis of their nominal value without any quantitative limitation.

4.7 Seller's Ownership of the Sale Shares. The Seller is the exclusive owner of each of the Sale Shares, free and clear of any and all Third Party Rights, and all of the Sale Shares are freely transferable.

4.8 Company's Ownership of its Assets. The Company has duly and legally acquired the right, title or interest in and to all assets, rights and other values contributed or included in contributions by the Seller to the Company's capital, and such right, title or interest is free and clear of any Third Party Right other than the Third Party Rights listed in Exhibit D hereto.

4.9 Validity of Certain Agreements Executed by the Company. All the agreements governing the provision of the Supporting Services entered into by the Company and the suppliers of the Supporting Services are in force and effect and enforceable in accordance with their respective terms.

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4.10 Dividends.  No dividends or other  distributions  have been  distributed or paid to the Seller by the Company or authorized or approved by the Company's general meeting since January 1, 2002.

4.11 Damages. In the event of a breach by the Seller of any of the representations of the Seller contained in this Article IV (the "Seller's Representations") or of any of its agreements, covenants or undertakings contained in this Agreement (the "Seller's Covenants"), the Seller shall be obligated to pay to the Purchaser compensation for damage incurred by the Purchaser as a result of or in connection with such breach of the Seller's Representations or the Seller's Covenants.


                                    ARTICLE V
                        REPRESENTATIONS OF THE PURCHASER

The Purchaser hereby represents that all of the facts set forth in Sections 5.1 through 5.5 hereof are true and correct as of the date hereof and warrants that such facts shall be true and correct as of the transfer date of the Sale Shares to the Purchaser.

5.1 Organization of the Purchaser. The Purchaser is a joint-stock company duly organized and existing under the laws of the Czech Republic.

5.2 Authorization of Agreement. The Purchaser has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized and executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser in accordance with applicable law. The Purchaser's obligations hereunder are enforceable against the Purchaser in accordance with the terms of this Agreement.

5.3 No Violation. Neither the execution and delivery by the Purchaser of this Agreement nor the performance by the Purchaser of any of its obligations hereunder will violate any organizational or similar document of the Purchaser, any contractual or other obligation of the Purchaser, or any judgment or administrative order by which the Purchaser is bound or which is applicable to the Purchaser's assets or any part thereof or any law or regulation applicable to the Purchaser.

5.5 Consents of Third Parties. Except for (i) the Concentration Approval pursuant to Section 12 et seq. of the Competition Act and (ii) Antitrust State Aid Decision 3 under the State Aid, no consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of the Purchaser in connection with the execution and delivery by it of this Agreement, or the performance by the Purchaser of any of its obligations hereunder.

5.6 Damages. In the event of a breach by the Purchaser of any of the representations of the Purchaser contained in this Article V (the "Purchaser's Representations") or of any of its agreements, covenants or undertakings contained in this Agreement (the "Purchaser's Covenants"), the Purchaser shall be obligated to pay to the Seller compensation for damage incurred by the Seller as a result of or in connection with such breach of the Purchaser's Representations or the Purchaser's Covenants.


                                   ARTICLE VI
                         JOINT COVENANTS OF THE PARTIES

6.1. Consummation of the Sale. The Parties shall take all actions that may be necessary or desirable for the consummation of the sale of the Sale Shares upon the terms and subject to the conditions contained herein.

6.2 Concentration Approval.

(a) The Purchaser covenants to file with the Antitrust Office, within seven days of the execution of this Agreement, an application pursuant to Competition Act for the approval of the concentration that may be established by the sale of the Sale Shares hereunder.

(b) In preparing the application for the approval of the concentration and in the course of the procedure in respect of such application, each Party shall provide to the other Party all requisite assistance, in particular, provide all the required information to the other Party within the shortest possible time

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     limits or, if  required,  procure  such  information  at the request of the other Party within the shortest possible time limits and shall act in the procedure so that the Concentration Approval is granted.

(c) Concentration Approval means the decision of the Antitrust Office approving the concentration established by the sale of the Sale Shares by the Seller to the Purchaser. Concentration Approval shall also mean the case where, upon the expiration of a certain time limit, the Antitrust Office shall be deemed, according to the Competition Act, to have approved the concentration. Further, Concentration Approval shall also mean a decision of the Antitrust Office to the effect that the concentration established by the sale of the Sale Shares by the Seller to the Purchaser is not subject to approval by the Antitrust Office.

6.3  Antitrust State Aid Decision 3

(a) The Purchaser covenants to file with the Antitrust Office, within seven days of the execution of this Agreement, an application for an exemption from the prohibition of State aid under the State Aid Act for the reason that the sale of the Sale Shares hereunder might be deemed to be State aid.

(b) In preparing the application for an exemption from the prohibition of State aid and in the course of the procedure in respect of such application, the Seller shall provide the Seller all requisite assistance; in particular, each Party shall provide all the required information to the other Party within the shortest possible time limits or, if required, procure such information at the request of the other Party within the shortest possible time limits and shall act in the proceedings so that Antitrust State Aid Decision 1 is issued.

(c) Antitrust State Aid Decision 3 means the decision of the Antitrust Office, pursuant to which the Antitrust Office terminates the procedure because it has found that no State aid is involved in the purchase of the Sale Shares by the Purchaser from the Seller. Antitrust State Aid Decision 3 shall also mean the decision of the Antitrust Office, pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

6.4 Information Requirement. If any Party becomes aware of any fact that is decisive for the running of any time limit determined by this Agreement, it shall inform the other Party of such fact without delay.

6.5 New Expert Opinion. Within 60 days of the execution hereof, the Parties shall file, pursuant to Section 196a (3) and Section 59 (3) of the Commercial Code, their nominations for the New Expert, who shall value the Sale Shares in a New Expert Opinion, with the Seller filing its nomination to the Prague Municipal Court within such time limit and the Purchaser filing its nomination to the Ostrava Regional Court within such time limit. The Parties have agreed to nominate the expert nominated by the Purchaser and approved by the Seller and provide each other all requisite assistance.

6.6 Purchase Price Confirmation. If the Purchase Price has been adjusted pursuant to Section 3.4 hereof, the Parties shall, without undue delay, exchange written notices confirming the final amount of the Purchase Price with reference to this Agreement.


                                   ARTICLE VII
                                   TERMINATION

7.1 Termination. The contractual relationship between the Seller and the Purchaser hereunder shall terminate only for the following reasons:

(a) prior to the transfer of the Sale Shares to the Purchaser, by written agreement of the Seller and the Purchaser as of the date provided for herein;

(b) if the Concentration Approval and the REAS Concentration Approval or the CEPS Concentration Approval is not granted or Antitrust State Aid Decision 1 or Antitrust State Aid Decision 2 or Antitrust State Aid Decision 3 is not issued, as of the date on which the time limit for filing a complaint against a final rejection by the Antitrust Office in any of such matters has expired without such complaint having been filed or (if such complaint against the rejection by the Antitrust Office has been filed within the

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     statutory time limit) as of the date on which the decision of the competent court dismissing such complaint becomes final and effective;

(c) the obligation of the Seller set forth in Section 4.4 (c) hereof has not been performed within the time limit specified therein;

(d)  for the reasons set out in Section  9.1 and/or  Section 9.2 and/or  Section
     9.3 hereof;

(e) rescission by the Seller prior to the transfer of the Sale Shares to the Purchaser, if the Purchaser shall materially breach this Agreement and, if such breach is capable of being cured, shall fail to cure such breach within fifteen (15) days after written notice thereof from the Seller, with effect as of the date of delivery of the notice of rescission to the Purchaser;

(f) rescission by the Purchaser prior to the transfer of the Sale Shares to the Purchaser, if the Seller shall materially breach this Agreement and, if such breach is capable of being cured, shall fail to cure such breach within fifteen (15) days after written notice thereof from the Purchaser, with effect as of the date of delivery of the notice of rescission to the Seller; or

(g) rescission by the Seller or the Purchaser prior to the transfer of the Sale Shares to the Purchaser in the event that the Antitrust Office issues, instead of Antitrust State Aid Decision 1, a decision approving an exemption from the prohibition of State aid "subject to specified conditions," with effect as of the date of delivery of the notice of rescission;

7.2 Exclusion of Certain Provisions of the Commercial Code. Neither Party shall be entitled to rescind or otherwise terminate this Agreement except as expressly provided in Section 7.1 hereof, and the application of the provisions of Section 345 (1) and (3), Sections 346 through 350, Section 356 and Section 436(1)(d) of the Commercial Code shall be excluded and shall not apply to this Agreement.


                                  ARTICLE VIII
                                   DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

"CEPS Share Settlement Date" means the eighth Business Day immediately following the later of the Availability Date of All Decisions and the date on which compliance with the obligations described in Section 4.4 (c) hereof is evidenced and the date on which the Parties execute a written agreement with the Depositary.

"Draft Settlement Date" means the eighth Business Day immediately following the preparation and delivery of the New Expert Opinion by the New Expert, insofar as the New Expert shall be appointed by both the courts of competent jurisdiction, or, as the case may be, of the Expert's New Expert Opinion by the Expert, to the Purchaser and the Seller.

"Confidential Information" means any information concerning the terms and conditions of this Agreement and, in addition, any information exchanged between the Parties and their respective advisers in connection with the negotiations of this Agreement. Confidential Information shall not include any information which becomes available to the general public other than by a breach of any obligation of the relevant Party under Section 10.3 hereof;

"FNM CR" means Fond narodniho majetku Ceske republiky (National Property Fund of the Czech Republic), having its registered office at Rasinovo nabrezi 42, 120 00 Prague 2, Identification No.: 41692918.

"CZK" means the Czech crown, the lawful currency of the Czech Republic.

"Purchase  Price" shall have the meaning ascribed to such term in Article II and
Section 3.4 hereof.

"New Draft" means the draft drawn by the Purchaser on the FNM CR, made not to order, in the principal amount equal to the Purchase Price as determined pursuant to Section 3.4 hereof, payable at sight, to be accepted by the Purchaser as the drawee, in the form of Exhibit A hereto.

"New Expert" means the expert appointed by courts pursuant to nominations made by the Parties under Section 6.5 hereof. If the proceedings in respect of either of or both the nominations for the expert under Section 6.5 hereof are discontinued because of a bar of res judicata, New Expert means the expert nominated under Section 6.5 hereof, even though he or she has not been appointed by the courts.

"New Expert Opinion" means the expert opinion prepared by the New Expert after the CEPS Share Settlement Date under Section 3.4 hereof.

"Expert's New Expert Opinion" means the expert opinion prepared by the Expert after the CEPS Share Settlement Date under Section 3.4 hereof.

"Commercial Code" shall have the meaning ascribed to such term in the Preamble to this Agreement.

"Purchaser's Securities Dealer" means the FNM CR.

"Seller's Securities Dealer" means the person having a securities dealer license pursuant to the Securities Act and being a member of UNIVYC that shall be designated by written notice of the Seller delivered to the Purchaser within 60 days of the execution of this Agreement.

"Securities Dealers" means, collectively, the Purchaser's Securities Dealer and the Seller's Securities Dealer.

"Availability Date of All Decisions" means the date on which the Concentration Approval, the REAS Concentration Approval, Antitrust State Aid Decision 1,
Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 become final and enforceable. In the event that the Concentration Approval, the REAS
Concentration Approval, Antitrust State Aid Decision 1, Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 do not become final and enforceable on the same day, the Availability Date of All Decisions shall be the latest of the dates on which the Concentration Approval, the REAS Concentration Approval, Antitrust State Aid Decision 1, Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 become final and enforceable.

"Supporting Services" means, collectively, the provision of (i) primary frequency regulation, (ii) secondary regulation of the active output of power plant units, (iii) positive and negative tertiary regulation of the active output of power plant units, (iv) quick-start (10-min) output reserve, (v) dispatching reserve, (vi) dark start, (vii) island operation, (viii) blind output voltage regulation and (ix) makeshift from synchronically operating systems.

"Concentration Approval" shall have the meaning ascribed to such term in Section
6.2 (c) hereof.

"REAS Concentration Approval" shall have the meaning similar to that described in Section 6.2 (c) hereof, but with respect to the concentration which may be established under the REAS Share Purchase Agreement and the application for which shall be filed by the Seller.

"Business Day" means any day on which UNIVYC and banks in the Czech Republic are open for business.

"Third Party Rights" means any encumbrance and contractual right of a third party, including, without limitation, any pledge, mortgage, easement, right of first refusal, lien, lease, call option or put option, suspension of rights and restriction on transfer.

"Sale Shares" shall have the meaning ascribed to such term in the Preamble to this Agreement.

"Purchaser's  Representations"  shall have the meaning  ascribed to such term in
Section 5.5 hereof.

"Seller's  Representations"  shall  have the  meaning  ascribed  to such term in
Section 4.11 hereof.

"Purchaser Settlement Order" means the order entered by the Purchaser through the Securities Dealer in the UNIVYC settlement system to arrange the registration of the transfer of the Sale Shares from the securities account of the Seller maintained at the Securities Center to the securities account of the Purchaser maintained at the Securities Center. The form of the Purchaser Settlement Order is attached as Exhibit B hereto.

"Seller Settlement Order" means the order entered by the Seller in the UNIVYC settlement system to arrange the registration of the transfer of the Sale Shares from the securities account of the Seller maintained at the

Securities Center to the securities account if the Purchaser maintained at the Securities Center. The form of the Seller Settlement Order is attached as Exhibit C hereto.

"Settlement Orders" means, collectively, the Purchaser Settlement Order and the Seller Settlement Order.

"Initial Expert Opinion" means the Expert's expert opinion, pursuant to which the Sale Shares were valued prior to the execution of this Agreement and on which the determination of the Purchase Price under Article II hereof is based.

"Antitrust State Aid Decision 1" means the decision of the Antitrust Office, pursuant to which the Antitrust Office shall discontinue proceedings conducted under the State Aid Act on the basis of an application for an exemption from the prohibition of State aid, filed by the FNM CR, because it shall have found that no State aid is involved in the sale of shares under the REAS Share Purchase Agreement. Antitrust State Aid Decision 1 shall also mean the decision of the Antitrust Office pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

"Antitrust State Aid Decision 2" means the decision of the Antitrust Office, pursuant to which the Antitrust Office shall discontinue proceedings conducted under the State Aid Act on the basis of an application for an exemption from the prohibition of State Aid, filed by Ceska konsolidacni agentura, because it shall have found that no State aid is involved in the sale of shares under the Zapadoceska Energetika Share Purchase Agreement. Antitrust State Aid Decision 2 shall also mean the decision of the Antitrust Office pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

"Antitrust State Aid Decision 3" shall have the meaning ascribed to such term in
Section 6.3 (c) hereof.

"Depositary" means the person designated by agreement of the Parties, with whom the Draft will be deposited after its issuance by the Seller and acceptance by the Purchaser pursuant to Section 3.3 hereof.

"Draft" means the draft drawn by the Seller on the FNM CR, made not to order, in the principal amount of CZK 11,620,692,000, payable at sight, to be accepted by the Purchaser as the drawee, in the form attached as Exhibit A hereto. The principal amount of the Draft shall be equal to the Purchase Price determined by this Agreement prior to its adjustment pursuant to the New Expert Opinion of the New Expert or the Expert's New Expert Opinion.

"Financing Agreement" means the agreement on the payment of obligations arising in connection with the financing of the capital construction of transmission facilities entered into between the Seller and the Company on January 4, 1999, as amended.

"REAS Share Purchase Agreement" means the share purchase agreement dated June 28, 2002 entered into by and between the Seller and the FNM CR, under which the FNM CR shall transfer to the Seller shares in the regional distribution companies (Prazska energetika, a.s., Stredoceska energeticka, a.s., Vychodoceska energetika, a.s., Severoceska energetika, a.s., Zapadoceska energetika, a.s., Jihoceska energetika, a.s., Jihomoravska energetika, a.s., and Severomoravska energetika, a.s., in accordance with the Resolution.

"Agreement with the Ministry of Labor and Social Affairs" means the share purchase agreement entered into by and between the Seller and the Ministry of Labor and Social Affairs, under which the Seller shall transfer to the Ministry of Labor and Social Affairs 26,783,600 book-entry registered common shares of CEPS, a.s., having a nominal value of CZK 100 per share, SIN: 770000002673, representing approximately 15% of the registered capital of CEPS, a.s., for a purchase price of CZK 3,417,851,000, which may be adjusted according to the New Expert Opinion or, as the case may be, the Expert's New Expert Opinion.

"Zapadoceska Energetika Share Purchase Agreement" means the share purchase agreement entered into by and between the Seller and Ceska konsolidacni agentura, having its registered office at Janovskeho 438/2, Prague 7, Postal
Code: 170 06, Identification No.: 70109966, under which Ceska konsolidacni agentura shall transfer to the Seller 31,754 book-entry registered common shares of Zapadoceska energetika, a.s., having a nominal value of CZK 1,000 per share,
SIN: 770950000818, representing approximately 1.98% of the registered capital of Zapadoceska energetika, a.s. for a purchase price of CZK 196,290,000.

"Party"  means  either  the  Seller  or  the  Purchaser,   and  "Parties"  means
collectively the Seller and the Purchaser.

"Companies" shall have the meaning ascribed to such term in the Preamble hereto.

"Closing Date" mean, in accordance with the Resolution, the date on which the Sale Shares shall be transferred hereunder from the securities account of the Seller maintained at the Securities Center to the securities account of the Purchaser maintained at the Securities Center.

"UNIVYC" shall have the meaning ascribed to such term in Section 3.1 (a) hereof.

"Antitrust Office" means the Office for the Protection of Competition.

"Resolution" shall have the meaning ascribed to such term in the Preamble hereto.

"Selected Finance Documents" means (i) the DEM 280 Million Multi-Currency Loan Agreement entered into by and between the Purchaser and a syndicate of banks, due 2003 and (ii) the EUR 85 Million Guarantee Agreement for the benefit of the European Investment Bank entered into by and between the Purchaser and a syndicate of banks, due 2013.

"Selected Affirmative Covenant" means the Purchaser's covenant under the Selected Finance Documents to hold more than 50% share in the company owning the assets of the transmission grid.

"Draft Settlement" shall have the meaning ascribed to such terms in Section 3.6 hereof.

"Securities Act" shall have the meaning ascribed to such term in the Preamble hereto.

"Competition Act" means Act No. 143/2001 Coll., on the Protection of Competition and Amendments to Certain Acts.

"State Aid Act" means Act No. 59/2000 Coll., on State Aid,  as amended.

"Purchaser's  Covenants" shall have the meaning ascribed to such term in Section
5.8 hereof.

"Seller's  Covenants"  shall have the  meaning  ascribed to such term in Section
4.11 hereof.

"Expert" means doc. Ing. Robert Maticka, DrSc., an expert in the area of economics, prices and appraisals, appointed in accordance with the provision of
Section 196a (3) and Section 59 (3) of the Commercial Code by Resolution Ref. No. Nc 4139/2002-7 of the Prague Municipal Court dated April 8, 2002, which became final and effective on April 9, 2002.


                                   ARTICLE IX
                            INTERCONNECTED AGREEMENTS

9.1 If the REAS Share Purchase Agreement shall not have been entered into within 60 (sixty) days following the execution of this Agreement or if the REAS Share Purchase Agreement shall be terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date.

9.2 If the Agreement with the Ministry of Labor and Social Affairs shall not have been entered into within 60 (sixty) days following the execution of this Agreement or if the Agreement with the Ministry of Labor and Social Affairs shall be terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date.

9.3 If the Zapadoceska Energetika Share Purchase Agreement shall not have been entered into within 60 (sixty) days of the execution of this Agreement or if the Zapadoceska Energetika Share Purchase Agreement shall be terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date.

9.4 If the Antitrust Office fails to issue Antitrust State Aid Decision 1 or Antitrust State Aid Decision 2 or Antitrust State Aid Decision 3 and issues instead of any (or all) of them a decision approving an exemption from the prohibition of State aid "subject to the specified conditions" and, consequently, any of the agreements referred to in Sections 9.1 through 9.3 hereof terminates, the other agreements referred to in Sections 9.1 through 9.3 hereof shall terminate as of the same date.


                                    ARTICLE X
                                FINAL PROVISIONS

10.1 Costs and Expenses. The Parties shall bear their own respective costs and expenses incurred in connection with the negotiation and execution and delivery of this Agreement and performance of their obligations hereunder.

10.2 Further Assurances. The Parties agree to take such other action not expressly provided for herein as may be necessary or desirable for the consummation of the sale of the Sale Shares upon the terms and subject to the conditions contained herein.

10.3     Confidentiality and Publicity.

Each of the Parties agrees that it shall not disclose any Confidential Information to any third party without the prior written consent of the other Party. This obligation of confidentiality shall not apply to disclosures of Confidential information to employees, directors, advisers or agents of the Parties, provided, however, that the disclosing Party shall in each case be liable for any breach of the obligations under this Section 10.3 by such persons. In addition, the obligation of confidentiality under this Section 10.3 shall not apply in the event that a Party is required by applicable law or a judicial or administrative decision to provide a court or administration body with any Confidential Information, however, in each such case only to the extent required by such law or such judicial or administrative decision and subject to a prompt written notice thereof to the other Party if permitted by applicable law. Notwithstanding the above provisions of this Section 10.3, the Purchaser shall be entitled to disclose any Confidential Information also to the FNM CR, the Cabinet of the Czech Republic, the Ministry of Finance of the Czech Republic, the Ministry of Industry and Trade of the Czech Republic and the Ministry of Labor and Social Affairs of the Czech Republic.

10.4 Entire Agreement, Amendments. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended only by a written instrument signed by both Parties.

10.5 Waivers. No failure on the part of either Party to exercise, and no delay in exercising or extension of time for the exercise of, any right hereunder shall operate as a waiver thereof.

10.6 Governing Law. All rights and obligations of the Parties hereunder shall be governed by the laws of the Czech Republic.

10.7 Arbitration. Any dispute that may arise out of or in connection with this Agreement shall, to the exclusion of courts of general jurisdiction, be finally settled by arbitration under the Rules of Arbitration of the Arbitration Court attached to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic by three arbitrators appointed in accordance with the Rules. The Parties agree to perform all obligations placed upon them in the award within the time limits specified therein. The language of the arbitration shall be Czech. The venue of the arbitration shall be Prague, the Czech Republic. This arbitration clause shall be separately enforceable.

10.8 Costs of Arbitration. All costs and expenses of arbitration shall be apportioned between the parties to the arbitration by the arbitrators on the basis of the arbitral award.

10.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given to the relevant Party when delivered personally or mailed by registered mail at the following address (or at such other address as the relevant Party may have specified by notice given to the other Party pursuant to this Section 10.9):

If to the Seller:

         CEZ, a.s.
         Duhova 2/1444

         Praha 4 - Michle, PSC: 140 53

         Attention:  Ing. Miroslav Stehlik, Director of Equity Interest Section

If to the Purchaser:

         OSINEK, a.s.
         Ruska 56
         706 02 Ostrava - Vitkovice

         Attention: Ing. Jiri Stanek, Vice-Chairman of the Board of Directors

10.10 Severability. If any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.

10.11 Binding Effect; Assignment. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Neither the Seller nor the Purchaser shall be entitled to assign its rights hereunder to any third party without the prior written consent of the other Party.

10.12 No Unilateral Setoff. None of the Parties shall be entitled to any unilateral setoff of any claim it may have against the other Party in respect of any of its obligations it may have to the other Party hereunder.

10.13 Default Interest. In the event of a default in the payment of any amount due and payable under this Agreement, the defaulting Party shall pay to the other Party, from the default date until the date such amount shall have been paid, default interest at a rate equal to 1.5 times the discount rate set by the Czech National Bank and in effect on the first day of default. For the avoidance of doubt, due and payable amount shall include any amount payable under any draft drawn pursuant to this Agreement.

10.14 Counterparts. This Agreement has been executed in four (4) counterparts. Each of the Parties shall receive two counterparts.

Prague, July 28, 2002


On behalf of CEZ, a.s.:


          [signature]
-----------------------------------
Name:    Ing. Jaroslav Mil, M.B.A.
Title:   Chairman of the Board of Directors


          [signature]
-----------------------------------
Name:    JUDr. Ivan Cestr
Title:   Director




On behalf of OSINEK, a.s.:


          [signature]
-----------------------------------
Name:    Ing. Josef Jarabica
Title:   Chairman of the Board of Directors


          [signature]
-----------------------------------
Name:    Ing. Jiri Stanek
Title:   Deputy Chairman of the Board of Directors

                                                Exhibit A

                                               [Form Draft]

                     |   Prague, [ ] [ ], 2002
                     |   ---------------------
                     |   Place and date of issuance
                     |
                     |   at sight            Pay for this Draft
                     |   Maturity
                     |
Accepted on [ ] [ ], |   To: Fond  narodniho  majetku  Ceske  republiky,  with its  registered  office at
2002 OSINEK, a.s.,   |   Rasinovo nabrezi 128 00, Praha 2, Identification No.: 41692918
Ruska 56, c.p. 397,  |
Ostrava-Vitkovice,   |        NOT TO ORDER
Postal Code: 706 02, |
Identification No.:  |             Currency CZK              Sum ==[  ]==
0001 2173            |
                     |
                     |                                              ==[  ] Czech crowns==
-----------------    |
Date of acceptance   |             Sum in words
and signature of the |
acceptor             |             The  Draft may be  presented  for  payment  within  five  years of the
                     |   issuance date.
                     |
                     |   Drawee:  OSINEK, a.s., Ruska 56, c.p. 397,  Ostrava-Vitkovice,  Postal Code: 706
                     |   02, Identification No. 0001 2173
                     |
                     |   Due and payable in (place of payment): Ostrava - Vitkovice
                     |
                     |             CEZ, a.s., with its registered  office at Duhova 2/1444,  140 53 Praha
                     |             4, Identification No.: 45274649
                     |
                     |
                     |             ------------------------------------------------------------
                     |             Business  name,  address and  signature(s)  of the person(s)
                     |             authorized  to  act  on  behalf  of  the  drawer,  with  the
                     |             specification of title
                     |

                                       15

                                    Exhibit B

                      [Form of Purchaser Settlement Order]

The Agent,  a.s., with its registered  office at  ............................., represented by  .......................  (name, surname,  title),  authorized to represent the purchaser, ..........................,  with its registered office at ............................., in procuring the settlement of the purchase of the book-entry securities specified below, hereby requests UNIVYC, a.s., with its registered office in Praha 1, Rybna 14, Identification No.: 25 08 14 89 ("Univyc") to check the matched transfer orders regarding the sale of shares in CEPS, a.s.:



Name (business name) of the Agent:                           . . . . . . . . . . . . . . . . . . . .

Contact Person, Tel. No.:                                     . . . . . . . . . . . . . . . . . . . .

The Dealer's No. at Univyc:                                   . . . . . . . . . . . . . . . . . . . .

Type of Settlement:                                           . . . . . . . . . . . . . . . . . . . .

The owner's Registration No. at the Securities Center:        . . . . . . . . . . . . . . . . . . . .

The owner's Identification No. at the Securities Center:      . . . . . . . . . . . . . . . . . . . .

ISIN of the Securities:                                       . . . . . . . . . . . . . . . . . . . .

Number of Securities Transferred:                             . . . . . . . . . . . . . . . . . . . .

Price per Security:                                           . . . . . . . . . . . . . . . . . . . .

Settlement Date:                                              . . . . . . . . . . . . . . . . . . . .




...................................................................
signature of the person authorized to act on behalf of the Dealer, conforming to the specimen signatures kept at Univyc

                                    Exhibit C

                        [Form of Seller Settlement Order]

(Name of  transferor)  .......................,  with its  registered  office at
..............................,  represented  by  .......................  (name, surname, title), hereby requests UNIVYC, a.s., with its registered office in Praha 1, Rybna 14, IC: 25 08 14 89 ("Univyc") to check the matched transfer orders regarding the sale of shares in CEPS, a.s.:




Name of the Transferor:                                       . . . . . . . . . . . . . . . . . . . .

Contact Person, Tel. No.:                                     . . . . . . . . . . . . . . . . . . . .

The Transferor's No. at Univyc:                               . . . . . . . . . . . . . . . . . . . .

Type of Settlement:                                           . . . . . . . . . . . . . . . . . . . .

The owner's Registration No. at the Securities Center:        . . . . . . . . . . . . . . . . . . . .

The owner's Identification No. at the Securities Center:      . . . . . . . . . . . . . . . . . . . .

ISIN of the Securities:                                       . . . . . . . . . . . . . . . . . . . .

Number of Securities Transferred:                             . . . . . . . . . . . . . . . . . . . .

Price per Security:                                           . . . . . . . . . . . . . . . . . . . .

Settlement Date:                                              . . . . . . . . . . . . . . . . . . . .




.......................................................................
signature of the person authorized to act on behalf of the Transferor, conforming to with the specimen signatures kept at Univyc

                                    Exhibit D

        [Third Party Rights to the Seller's contribution to the Company]

I. Co-ownership of property between CEPS, a.s.  and CEZ, a.s.

Co-ownership of line combined with grounding cables:


                     Co-ownership of property with CEZ, a.s.



No.       Period   Inv. No.   NAZIP                       Designation             Ownership int.        Acquis. Price

1.        0205     200032     Vd 424: SOK-KRI              400 single + double     KZL (87,98%)             79 388 754
2.        0205     200041     Vd 422: HBM-CEB              400 single + double     KZL (87,96%)             99 451 797
3.        0205     200044     Vd 481 + 462 SLV-DAL         400 double              KZL 2x (87,98%)          16 709 781
4.        0205     200045     Vd 434: SLV-CEB              400 single + double     KZL (87,98%)           118  750 439
5.        0205     200055     Vd 437: SLV-DRN              400 double:ready        KZL (87,98%)            185 486 564
6.        0205     200090     Vd 423 SOK-CEB               400 single + double     KZL (87,98%)             45 130 213
7.        0205     200109     Vd 465+466: HRA-PRU2         400 double              KZL (87,98%)             94 675 795
8.        0205     200117     Vd 469: VYS-POC2             400 single              KZL (87,98%)             11 221 655
9.        0205     200152     Vd 445+446: HRA-ROH          400 double              KZL (87,98%)            138 246 330
10.       0205     200164     Vd 459: NOS-HZI              400 single              KZL (87,98%)            288 064 144
11.       0205     200168     Vd 245+246: LIS-KPA; BUJ     220 double              KZL (87,98%)            115 219 563
12.       0205     200171     Vd 691: DET-BOH              110 single              KZL (87,98%)             22 742 993
13.       0205     200174     Vd 402: KRA-PRN              400 single + double     KZL (87,98%)             60 523 202
14.       0205     200177     Vd 699: NOS-LIS              110 single              KZL (87,98%)             35 204 635
15.       0205     200179     Vd 404: NOS-VAR              400 single              KZL (87,98%)             73 165 449
16.       0205     200210     Vd 400 CST-TYN               400 single              KZL (87,98%)             79 387 135
17.       0205     200218     Vd 205+206: CST-MAL          200 double              KZL (87,98%)             40 594 781
18.       0205     200221     Vd 001+002: MIL-ORK          220 double              KZL (87,98%)             22 973 124
19.       0205     200268     Vd 401: TYN-KRA              400 single + double     KZL (87,98%)             71 242 247
20.       0205     200301     Vd 011+012: TIS-VIT          220 double              KZL (87,98%)             17 704 126
21.       0205     200358     Vd 457: KRA-DST              400 single + double     KZL (87,98%)            327 854 669
22.       0205     200377     Vd 051: TEM-KOC              400 single              KZL (87,98%)             18 673 353
23.       0205     200442     Vd 225+226: HRA-VYS          220 double              KZL (87,98%)             84 475 966
24.       0205     200441     Vd 226T: VTZ                 220 double              KZL (87,98%)             22 078 800
25.       0205     200024     Vd 433: DAS-SLV              400 single + double     KZL  (89,69%)           572 040 607
26.       0205     200040     Vd 417: SOK-OTR              400 single              KZL  (82,86%)           165 162 740
27.       0205     200059     Vd 416: OTR-PRN              400 single              KZL  (81,94%)            82 576 767
28.       0205     200088     Vd 204: MIL-TAB              220 single              KZL  (66,77%)           173 788 643
29.       0205     200101     Vd 461+462: HRA-PRU1         400 double              KZL (85,15%)             27 111 356
30.       0205     200107     Vd 463+464: HRA-TUS2         400 double              KZL (85,61%)             21 192 253
31.       0205     200111     Vd 467: VYS-POC1             400 double              KZL (82,04%)             10 380 642
32.       0205     200119     Vd 470: MEL3-BAB                                     KZL (87,32%)            100 661 319
33.       0205     200146     Vd 984+985: LED-CHT          2x110 double            KZL (89,57%)              7 389 741
34.       0205     200153     Vd 410: VYS-CST              400 single + double     KZL (75,02%)            134 394 863
35.       0205     200158     Vd 210: CHT-BEZ              220 single + double     KZL (72,95%)            101 312 741
36.       0205     200159     Vd 211: VYS-CHT              220 single + double     KZL (77,98%)             42 693 191
37.       0205     200160     Vd 460: NOS-ALB              400 single              KZL (80,77%)             36 067 858
38.       0205     200161     Vd 403: PRN-NOS              400 single              KZL (65,19%)             74 406 532


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




No.       Period   Inv. No.   NAZIP                       Designation             Ownership int.        Acquis. Price

39.       0205     200173     Vd 693+694: DET-ALB: DOU     110 double              KZL (94,13%)            133 190 360
40.       0205     200181     Vd 443: ALB-WIE              400 1+2/1               KZL (65,12%)             23 911 822
41.       0205     200229     Vd 209: CST-BEZ              220 single + double     KZL (61,08%)             63 028 868
42.       0205     200250     Vd 453: NEZ-KRA              400 single              KZL (82,16%)            190 398 802
43.       0205     200261     Vd 471+472: TYN-CHV          400 double              KZL (91,79%)             48 285 776
44.       0205     200272     Vd 452: BEZ-NEZ              400 single              KZL (77,95%)            128 509 884
45.       0205     200289     Vd 221+222: VIT-PRE          220 double              KZL (74,28%)             96 658 274
46.       0205     200292     Vd 922 +923: TIS-VIT         110 double + OPT        KZL (79,95%)             10 955 350
47.       0205     200298     Vd 432: PRE-KOC              400 single + double     KZL (88,79%)            389 449 026
48.       0205     200309     Vd 223+224: HRA-VIT          220 double              KZL (51,11%)             25 370 182
49.       0205     200374     Vd 411: HRA-VYS              400 single              KZL (76,49%)             61 752 081
50.       0205     200375     Vd 476: KOC-CHD              400 double              KZL (99,83%)          1 028 996 097
51.       0205     200376     Vd 473: KOC-DAS              400 single              KZL (93,58%)            147 511 786
52.       0205     200378     Vd 052: TEM-KOC              400 single              KZL (92,11%)             18 296 157
53.       0205     200380     Vd 442: PRE-ETZ              400 single              KZL (93,26%)            279 234 894
54.       0205     200381     Vd 431: CHR-PRE              400 single + double     KZL (91,00%)            136 202 405
                                                                                                         6 399 896 515


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


                 CERTIFICATION OF FAIR AND ACCURATE TRANSLATION

The undersigned hereby certifies that to the best of my knowledge the above English translation is a fair and accurate translation of the original Czech language document.


Date: June 25, 2003                  By: /s/ Libuse Latalova
                                        ----------------------------------------
                                        Name:  Libuse Latalova
                                        Title: Head of Finance Administration



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